Exhibit 99.1

Date:	September 30, 2008
Contact:	Tracy H. Krumme, Director, Investor Relations, Fuel Tech, Inc., (203) 425-9830
John P. Graham, Chief Financial Officer; Fuel Tech, Inc. (630) 845-4500
FUEL TECH SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
TACKTICKS AND FLOWTACK
— Significantly Enhances Ability to Sell NOxOUT CASCADE® Systems —
     WARRENVILLE, Ill., Sept. 25, 2008 — Fuel Tech, Inc. (NASDAQ: FTEK) today announced the signing of a definitive agreement to acquire substantially all of the assets of Durham, North Carolina-based Tackticks, LLC and FlowTack, LLC for a total cash consideration of $4 million. The transaction is expected to close on or about October 1, 2008, with the full purchase price being funded with cash on hand.
     Founded in 2001 by its President, Volker Rummenhohl, Tackticks provides products and services for the air pollution control industry, with particular expertise in utilizing catalysts in Selective Catalytic Reduction (SCR) systems for nitrogen oxide (NOx) control. With over 23 years of experience on approximately 55,000 megawatts of such systems in North America, Europe and Asia, Mr. Rummenhohl is an internationally recognized expert in this field, having consulted on over 40% of all SCR systems undertaken in the United States.
     Tackticks’ primary focus is optimizing process design, performance, and catalyst selection for SCR systems on coal-fired boilers. The company is also engaged in start-ups, maintenance support and general consulting for SCR systems, as well as ammonia injection grid tuning to help optimize catalyst performance and catalyst management services to help optimize catalyst life. In addition to its operating activities, Tackticks holds a 75% ownership interest in FlowTack, with the remaining 25% interest held by its General Manager, Stewart Bible.
     FlowTack was formed in 2003 to meet the growing modeling needs of the power generation industry, in particular coal-fired power plants. The company specializes in both physical experimental models, which involve construction of scale models through which fluids are tested, and computational fluid dynamics models, which simulate fluid flow by generating a virtual replication of real-world geometry and operating inputs. FlowTack also designs flow corrective devices, such as turning vanes, ash screens, static mixers and its patent pending Graduated Straightening Grid. Models developed by FlowTack help clients optimize performance in flow critical equipment, such as reactor vessels in SCR systems, where the effectiveness and longevity of catalysts are of utmost concern. The company’s modeling capabilities are also applied to other power plant systems where proper flow distribution and mixing are important for performance, such as flue gas desulfurization scrubbers, electrostatic precipitators, air heaters, exhaust stacks, and carbon injection systems for mercury removal.
     Tackticks and FlowTack together employ 11 individuals and had combined 2007 revenues of approximately $3 million. The transaction is expected to be neutral to earnings in 2008.
     John F. Norris Jr., President and Chief Executive Officer, commented, “We are extremely pleased that Fuel Tech will be adding the complementary technologies and capabilities of these two highly regarded companies. Tackticks and FlowTack will make us a synergistically more powerful company by broadening our product offerings, strengthening our modeling capabilities, exposing us to a new client base, and enabling us to participate in the sizable SCR end of the air pollution control market in a more meaningful way.”
     Mr. Norris continued, “Equally important, we will be adding to our organization two outstanding management teams, including one of the world’s foremost experts in the design and optimization of traditional catalyst-based SCR systems. Since catalysts are used in both SCR and hybrid systems, we anticipate Mr. Rummenhohl’s addition to the Fuel Tech team to significantly enhance our ability to sell hybrids such as our NOxOUT CASCADE® offering, which integrates a single layer of catalyst into the Selective Non-Catalytic Reduction process.”
     Mr. Norris concluded, “This transaction is particularly timely as we believe our relatively low capital cost NOxOUT CASCADE systems are poised to experience greater market demand as utilities consider shifting to point source solutions for satisfying NOx reduction targets.”
Conference Call
Fuel Tech will host a conference call this afternoon at 4:00 PM ET to discuss this release. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed on the Home page under “Quick Links.” The call can also be accessed by dialing 866-383-8108 (domestic) or 617-597-5343 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888-286-8010 (domestic) or 617.801.6888 (international) and using the passcode “53060965.” The replay will be available until October 19, 2008.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include the NOxOUT®, NOxOUT CASCADE®, NOxOUT ULTRA®, Rich Reagent Injection (RRI) and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in post-combustion NOx control systems, with installations on over 450 units worldwide, where coal, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and acid plume, as well as the formation of sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is being applied to over 100 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. A breakdown of the nature of these customer units is posted on the Company’s website.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.